Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Announces Increase in the Year-End Cash Dividend
Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), declared a year-end cash dividend of $8.80 per share, an increase of 6.02% over the cash dividends declared in May of 2023 and November of 2022. The cash dividend will be payable on January 2, 2024 to shareholders of record as of December 6, 2023.  Total cash dividends declared in 2023 increased 5.88% to $17.10 per share compared with $16.15 declared in 2022. The Company’s trailing twelve months net income through the 3rd quarter of 2023 was $114.13 per share, up 25.83% over the same period a year earlier and results in a dividend payout ratio of 15.0%.  In addition to the $17.10 per share in cash dividends paid to shareholders over the past year, the Company has further concentrated the shareholders’ ownership percentage by repurchasing and retiring 17,126 shares, or approximately 2.23% of outstanding shares at November 30, 2022.
Kent A. Steinwert, Chairman, President and Chief Executive Officer stated, “We are pleased that Farmers & Merchants Bancorp’s record third quarter and year-to-date 2023 financial performance allowed us to increase the year-end cash dividend while maintaining a strong capital position.”
Farmers & Merchants Bancorp earned record net income of $22.0 million and $66.9 million for the three and nine months ended September 30, 2023, respectively.  This represents an increase of 12.8% and 21.5% over the same respective periods a year earlier.  Earnings per common share were $29.23 and $88.06 for the three and nine months ended September 30, 2023, respectively.  This represents an increase of 16.0% and 25.0% over the same respective periods a year earlier.
The Company’s net income over the trailing twelve months was $86.9 million, or $114.13 per share, up 22.4% compared with $71.0 million, or $90.70 per share, for the same trailing twelve months a year ago. Return on average assets was 1.65%, and 1.70% for the three and nine months ended September 30, 2023, respectively.  Return on average equity was 16.80% and 17.43% for the same respective periods.

Total assets at quarter-end grew by $125.0 million, or 2.4%, to $5.4 billion compared to June 30, 2023. Asset quality and liquidity remained strong at the end of the third quarter 2023. The Company held $1.6 billion in cash and investment securities; grew its allowance for credit losses to $74.2 million, or 2.08% of total loans and leases held for investment at September 30, 2023; while total non-performing loans and leases were $4.5 million and delinquent loans to total loans were 0.19%.
The Company’s tier 1 leverage capital ratio was 10.22% at September 30, 2023, while the common equity tier 1 ratio (CET1) was 12.48% and the total capital ratio was 13.97%, resulting in the highest possible regulatory classification of “well capitalized.”
About Farmers & Merchants Bancorp
Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.4 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 31 consecutive years, longer than any other commercial bank in the State of California.
Farmers & Merchants Bancorp was recently named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022. The selection of Farmers & Merchants Bancorp as the best performing bank in 2022 was based on using five metrics to assess performance from data compiled by Piper Sandler & Co. using S&P Global Market Intelligence data.
Farmers & Merchants Bancorp has paid dividends for 88 consecutive years and has increased dividends for 58 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 50 publicly traded companies referred to as “Dividend Kings,” and is ranked 15th in that group.

F&M Bank is the 14th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2022 CRA evaluation.
F&M Bank was named the “Best Community Bank in California” by Newsweek magazine, in October 2021. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.
F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding 107 years ago.
Forward-Looking Statements
This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”. Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions, inflation, recessions, natural disasters, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.
For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.